SCHEDULE 14A
(Rule 14a - 101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement

[X]	Definitive Proxy Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Under Rule 14a-12

HOLIDAY RV SUPERSTORES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:
Notes:

QUESTIONS AND ANSWERS
INTRODUCTION TO PROPOSALS 1 THROUGH 6
PROPOSAL 1:APPROVAL OF PROPOSED AMENDMENTS TO CERTIFICATE OF INCORPORATION
PROPOSAL 2: APPROVAL OF PROPOSED AMENDMENT TO CERTIFICATE OF INCORPORATION
PROPOSAL 3: APPROVAL OF PROPOSED AMENDMENT TO CERTIFICATE OF INCORPORATION TO PROVIDE THAT EACH SHARE OF SERIES AA-2 PREFERRED STOCK WILL VOTE TOGETHER WITH THE COMMON STOCK ON AN AS-CONVERTED BASIS.
PROPOSAL 4:APPROVAL OF PREFERRED STOCK CONVERSION RIGHTS
PROPOSAL 5: APPROVAL OF LOAN CONVERSION RIGHTS
PROPOSAL 6: APPROVAL OF WARRANT EXERCISE RIGHTS
PROPOSAL 7: APPROVAL OF REVERSE STOCK SPLIT
PROPOSAL 8: APPROVAL OF APPOINTMENT OF INDEPENDENT AUDITORS
PROPOSAL 9: ELECTION OF DIRECTORS
NOMINEES FOR CLASS II DIRECTORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND OFFICERS
EXECUTIVE COMPENSATION
STOCK PERFORMANCE GRAPH
AUDIT COMMITTEE REPORT
PROPOSAL 10:OTHER MATTERS

HOLIDAY RV SUPERSTORES, INC.

200 East Broward, Suite 920
Fort Lauderdale, Florida 33301

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

June 21, 2002

Dear Holiday RV Superstores Stockholder:

      On June 21, 2002, Holiday RV Superstores, Inc. will hold its Annual Meeting of Stockholders at The Westin Fort Lauderdale, 400 Corporate Drive, Fort Lauderdale, Florida 33304. The meeting will begin at 10:00 a.m., Florida time.

      Only stockholders who owned stock at the close of business on April 29, 2002 can vote at this meeting or any adjournments that may take place. At the meeting we will vote on proposals to:

1. Amend our Certificate of Incorporation to increase the number of authorized shares of common stock from 23,000,000 to 38,000,000;

2. Amend our Certificate of Incorporation to provide that each share of Series A Preferred Stock will vote together with the common stock on an as-converted basis, as if each share of Series A Preferred Stock was converted into 85.5 shares of common stock;

3. Amend our Certificate of Incorporation to provide that each share of Series AA-2 Preferred Stock will vote together with the common stock on an as-converted basis, as if each share of Series AA-2 Preferred Stock was converted into 200 shares of common stock;

4. Approve the right of the holders of the shares of Sub-Series A-2 Preferred Stock and Series AA-2 Preferred Stock to convert their shares into common stock at an initial conversion price of $0.50 per share;

5. Approve the right of the note holder in connection with a loan in March 2002 to convert the outstanding principal and interest into shares of common stock at a per share price equal to the lesser of $0.50 or the fair market value of a share of common stock on the day before the note is converted;

6. Approve the right of holders of warrants issued in private placements in January and March 2002 to exercise their warrants to purchase 3,550,000 shares of common stock;

7. Authorize the Board of Directors to amend the Certificate of Incorporation, if the Board deems it necessary, to effect a reverse stock split of the outstanding shares of common stock on the basis of one of the following ratios, with the specific ratio to be determined just before the reverse stock split is effected:

A. One share in exchange for every five shares;

B. One share in exchange for every seven shares; or

C. One share in exchange for every ten shares.

8. Approve the appointment of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending October 31, 2002;

9. Elect two Class II directors to hold office until the Annual Meeting of Stockholders in 2005; and

10. Approve any other business properly presented at the meeting.

      At the meeting, we will also report on Holiday’s fiscal 2001 business results and other matters of interest to stockholders.

      Your Board of Directors recommends that you vote in favor of the proposals outlined in this proxy statement. This proxy statement also describes the Audit Committee’s recommendation to the Board regarding our fiscal 2001 financial statements. We urge you to read these materials carefully.

      Whether or not you expect to attend the meeting, we urge you to vote promptly.

      The approximate date of mailing of this proxy statement and proxy card as well as a copy of Holiday’s Amendment No. 2 to Annual Report on Form 10-K/A for the fiscal year ended October 31, 2001 is May 31, 2002.

By Order of the Board of Directors

MARCUS A. LEMONIS
Chairman and Chief Executive Officer

May 31, 2002

YOUR VOTE IS IMPORTANT

PLEASE SIGN, DATE AND RETURN YOUR PROXY

QUESTIONS AND ANSWERS

 1. Q:     Who is entitled to vote?

A:	Holders of shares of common stock at the close of business on April 29, 2002 — the record date — are entitled to vote on all matters at the Annual Meeting. Holders of shares of Sub-Series A-1 Preferred Stock on the record date are entitled to vote on Proposal 7, the election of two Class II directors.

 2. Q:     How do I cast my vote?

      A:     You may vote by:

(A)	Marking, signing, dating and mailing the proxy card and returning it in the enclosed envelope. If you return a signed proxy card but do not mark the boxes showing how you want to vote, your shares will be voted FOR the proposal.

(B)	Attending the meeting, if your shares are registered directly in your name on Holiday’s books and not held through a broker, bank or other nominee.

 3. Q:     How do I revoke or change my vote?

      A:     To revoke or change your vote:

(A)	Notify Holiday’s corporate secretary in writing any time before the meeting;

(B)	Submit a later dated proxy by mail; or

(C)	Vote in person at the meeting if your shares are held directly by you and not held through a broker, bank or other nominee.

The latest dated, properly completed proxy that you submit will count as your vote. If a vote has been recorded for your shares and you submit a proxy card that is not properly signed or dated, the previously recorded vote will stand.

 4. Q:     What does it mean if I get more than one proxy card?

A:	If your shares are registered differently and are in more than one account, you will receive more than one card. Please complete and return all of the proxy cards you receive to ensure that all of your shares are voted.

 5. Q:     Which shares can vote?

A:	Holders of common stock are entitled to one vote for each share of common stock held. The holders of Sub-Series A-1 Preferred Stock are entitled to vote with the holders of common stock at this Annual Meeting on the election of two Class II directors and are entitled to 85.5 votes for each share of Series A-1 Preferred Stock held. The holders of shares of Sub-Series A-2 Preferred Stock and Series AA-2 Preferred Stock are not entitled to vote on matters presented to the stockholders at this Annual Meeting.

 6. Q:     How many shares can vote?

A:	On the record date, the number of shares of common stock and Sub-Series A-1 Preferred Stock, and the number of votes to which they were entitled, was as follows:

Title of Security	Shares Outstanding	Number of Votes

Common Stock	9,530,682	9,530,682
Sub-Series A-1 Preferred Stock	5,033	430,322
Total		9,961,004

Although the current Certificate of Incorporation provides that each share of Sub-Series A-1 Preferred Stock has the legal right to vote as if converted into 200 shares of common stock, the Nasdaq Marketplace Rules require, and the holders of the Sub-Series A-1 Preferred Stock have agreed, that each share of Sub-Series A-1 Preferred Stock may vote as if convertible into only 85.5 shares of common stock. After giving effect to the amendment, the voting power under the Certificate of Incorporation would be consistent with the Nasdaq Marketplace Rules.

 7. Q:        What is a “quorum”?

A:	A “quorum” is a majority of the outstanding shares entitled to vote at the meeting. They may be present at the meeting or represented by proxy. There must be a quorum for the meeting to be held, and a proposal must receive more than 50% of the shares voting to be adopted. If you submit a timely, properly executed proxy card, then you will be considered part of the quorum, even if you abstain from voting.

Abstentions: There is no definitive or case law authority in Delaware regarding the proper treatment of abstentions. We believe that abstentions should be counted in determining whether a quorum is present and, except for the election of directors, the total number of votes cast with respect to a proposal. Unless there is controlling precedent to the contrary, we intend to treat abstentions in this manner. This means abstentions will have the same effect as a vote against the proposal.

Broker Non-Votes: Broker non-votes occur when shares held by a broker are not voted with respect to a proposal because (A) the broker has not received voting instructions from the stockholder, and (B) the broker lacks the authority to vote the shares at his/her discretion. Thus, broker non-votes will not affect the outcome of any of the matters being voted upon at the meeting, and they are not counted as shares present and entitled to vote with respect to the matter on which the broker has not voted.

 8. Q:        Who can attend the Annual Meeting?

A:	All stockholders who owned shares on April 29, 2002 may attend. Just check the box on your proxy card. If your shares are held through a broker and you would like to attend the meeting, please write to Casey L. Gunnell, Corporate Secretary, Holiday RV Superstores, Inc., 200 East Broward, Suite 920, Fort Lauderdale, Florida 33301. Include a copy of your brokerage account statement or an omnibus proxy which you can get from your broker.

9. Q:	How will voting on any other business be conducted?

A:	Although we do not know of any business to be considered at the 2002 Annual Meeting other than the proposals described in this proxy statement, if any other business is presented at the Annual Meeting, your signed proxy card gives authority to Marcus A. Lemonis, Holiday’s Chairman and Chief Executive Officer, and Casey L. Gunnell, Holiday’s President, Chief Financial Officer and Secretary, to vote on such matters at their discretion.

10. Q:	When are the stockholder proposals for the 2003 Annual Meeting due?

A:	All stockholder proposals to be considered for inclusion in next year’s proxy statement must be submitted in writing to Casey L. Gunnell, Corporate Secretary, Holiday RV Superstores, Inc., 200 East Broward, Suite 920, Fort Lauderdale, Florida 33301 by January 13, 2003.

11. Q:	May a stockholder nominate someone to be a director of Holiday?

A:	As a stockholder, you may recommend any person as a nominee for director of Holiday by writing to the Board of Directors, c/o Holiday RV Superstores, Inc., 200 East Broward, Suite 920,

Fort Lauderdale, Florida 33301. Recommendations must be received by December 31, 2002 for the 2003 Annual Meeting, and must be accompanied by:

•	the name, residence and business address of the nominating stockholder;

•	a representation that the stockholder is a record holder of Holiday stock or holds Holiday stock through a broker and the number of shares held;

•	a representation that the stockholder intends to appear in person or by proxy at the 2003 Annual Meeting to nominate the individual(s) if the nominations are to be made at a stockholder meeting;

•	information regarding each nominee that would be required to be included in a proxy statement;

•	a description of any arrangements or understandings between and among the stockholder and each and every nominee; and

•	the written consent of each nominee to serve as a director, if elected.

12. Q:     How much did this proxy solicitation cost?

A:	American Stock Transfer was hired to assist in the distribution of proxy materials and the solicitation of votes for a fee of $5,000, plus estimated out-of-pocket expenses of $1,500. We also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to stockholders.

INTRODUCTION TO PROPOSALS 1 THROUGH 6

      Proposals 1 through 6 must be approved for us to comply with our contractual rights under the securities purchase agreements and the loan agreement. If any one of those proposals is not approved, even if the others are, we will be in default under those agreements. In addition, if any of these proposals are not approved, none of them will be enacted.

Background

Private Placements

      In January 2002, we sold 200 units of our securities to two accredited investors in a private placement. Each unit consisted of 100 shares of newly authorized Series A Preferred Stock and a warrant to purchase 5,000 shares of common stock. In March 2002, we sold 150 units of our securities to the majority stockholder of the Series A Preferred Stock. Each unit consisted of 100 shares of newly authorized Series AA-2 Preferred Stock and a warrant to purchase 5,000 shares of common stock. The units in each private placement were priced at $10,000 each. The sale of all units resulted in total gross proceeds to Holiday of $3.5 million.

Endorsement Agreement

      Also in March 2002, we entered into an agreement with Affinity Group Inc., a company controlled by the majority holder of the Series A Preferred Stock, granting us a non-exclusive right to use the Good SamTM name and logo, including trade names of all of Affinity’s service marks in connection with the sales and service of Holiday’s products. Under the agreement, we agreed to develop a marketing program for certain products and services offered by Affinity through the Good SamTM program. We paid Affinity a one-time fee of $1.5 million for the endorsement right.

Loan Agreement

      In March 2002, we also entered into a loan agreement with AGHI Finance Co LLC, a company wholly owned by the majority holder of the Series A Preferred Stock. AGHI agreed to lend us $1.6 million for a term of one year at an annual interest rate of 20%. The interest, half of which may be paid in shares of common stock at the discretion of the Board of Directors, is payable monthly. In addition, an amount equal to 10% of the outstanding principal balance is due 90 days and 180 days after the date of the loan. Half of those amounts may be paid in shares of common stock. The promissory note in connection with the loan includes a $50,000 loan origination fee. We also issued AGHI a warrant to purchase 1.8 million shares of common stock at an exercise price of $0.50 per share in connection with the loan.

Purpose of the Private Placements and the Loan

      We initiated the private placements of our equity securities and entered into the loan agreement to satisfy our need for working capital. In particular, our floor plan financing agreement expired on November 30, 2001, and the principal lender required us to obtain additional equity financing as a condition to extending the term of the floor plan financing agreement. Floor plan financing is critical to our ability to finance recreational vehicle inventory. In January 2002, the principal lender extended the floor plan financing agreement through March 15, 2002, at which time the principal lender further extended the floor plan financing agreement through October 31, 2002. Some of the proceeds from the sale of the securities and the loan were also used to pay the endorsement fee.

      If all of the outstanding shares of Series A Preferred Stock, Series AA-2 Preferred Stock and the loan from AGHI are converted into, and all of the outstanding warrants issued in the private placements are exercised for, shares of our common stock, there will be a change of control of Holiday. After the issuance, our current stockholders would have approximately 9.5 million shares, and the new stockholders would have approximately 14.15 million shares of common stock. Accordingly, our current stockholders would have less than half of the outstanding voting power after the shares of common stock issuable upon conversion of Preferred Stock and the loan, and upon exercise of warrants, are issued.

Terms of Series A Preferred Stock and Series AA-2 Preferred Stock

      Our bylaws and Delaware law authorize the Board of Directors to establish the terms of a series of preferred stock, to set the price for stock and warrants and to issue stock and warrants. However, Nasdaq’s Marketplace Rules require stockholder approval before we issue or sell common stock — or securities that are convertible into or exercisable for common stock — in a non-public transaction if the price of those securities is lower than the greater of book or market value of our common stock and the number of shares or the voting power issued is equal to 20% or more of the common stock outstanding before the issuance. The closing price of our common stock reported by the Nasdaq on the effective date of the Series A Preferred Stock private placement was $1.17 per share. The closing price of our common stock reported by the Nasdaq on the date of the Series AA-2 Preferred Stock private placement was $0.50 per share. Based on the number of outstanding shares of common stock at December 31, 2001, the sale of more than approximately 89 units of Preferred Stock, if those securities were fully convertible into, and fully exercisable for, shares of common stock requires stockholder approval.

      To ensure that the private placement did not violate the Nasdaq rules, the terms of the units limit the convertibility of both series of Preferred Stock and prevent the exercise of the warrants until Holiday obtains stockholder approval under the Nasdaq rules and the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Conversion and Voting Rights of Series A Preferred Stock

      The limitation on convertibility of the Series A Preferred Stock has been accomplished by dividing the Series A Preferred Stock included in the units into two sub-series, Sub-Series A-1 Preferred Stock and Sub-Series A-2 Preferred Stock. The two sub-series are identical except that only the Sub-Series A-1 Preferred Stock is currently convertible into common stock and currently has voting rights together with the common stock on an as-converted basis as if each share of Series A Preferred Stock was converted into 200 shares of common stock. Each unit includes approximately 25% of Sub-Series A-1 Preferred Stock and 75% of Sub-Series A-2 Preferred Stock.

      The Sub-Series A-2 Preferred Stock will be convertible and vote along with the common stock on the same terms as the Sub-Series A-1 Preferred Stock, and the warrants will be exercisable for common stock, only after we obtain the requisite stockholder approval.

      After stockholder approval, each share of Series A Preferred Stock will be initially convertible into 200 shares of common stock, but under an arrangement we reached with Nasdaq, until converted into common stock, each share of Series A Preferred Stock will vote on matters presented to the common stockholders as if convertible into only 85.5 shares of common stock. The voting ratio was determined by dividing $100, the purchase price of a share of Series A Preferred Stock, by $1.17, the fair market value of a share of common stock on December 31, 2001, the effective date of the Series A Preferred Stock private placement. The conversion ratio of the Series A Preferred Stock may increase to compensate for future dilutive issuances of our stock, which is described in detail below. However, the change in conversion ratio will not affect the voting rights of the Series A Preferred Stock, which will remain fixed at 85.5 common stock equivalent votes for each share of Series A Preferred Stock until converted into common stock.

Conversion and Voting Rights of Series AA-2 Preferred Stock

      The Series AA-2 Preferred Stock will be convertible and vote along with the common stock, and the warrants will be exercisable for common stock, only after Holiday obtains the requisite stockholder approval. After stockholder approval, each share of Series AA-2 Preferred Stock will be initially convertible into 200 shares of common stock, and will vote together with the common stock on an as-converted basis. The fair market value of a share of common stock on the effective date of the Series AA-2 Preferred Stock Private Placement was $0.50 per share.

Additional Terms of the Private Placements

      The purchasers of the units were “accredited investors” as defined in Rule 506 of Regulation D of the Securities Act of 1933, as amended (the “Securities Act”). The units were offered privately and the sale was concluded without any general solicitation of purchasers.

Description of Series A Preferred Stock and Series AA-2 Preferred Stock

      The Certificate of Designation for the Series A Preferred Stock provides for a maximum of 35,000 shares of Series A Preferred Stock, 8,807 of which are designated “Sub-Series A-1 Convertible Preferred Stock” and 26,193 of which are designated as “Sub-Series A-2 Convertible Preferred Stock.” The Certificate of Designation for the Series AA-2 Preferred Stock provides for a maximum of 15,000 shares of Series AA-2 Preferred Stock. The Series A Preferred Stock and the Series AA-2 Preferred Stock have the same preferences, rights, qualifications, limitations and restrictions except that, until we obtain the stockholder approval required by Nasdaq Marketplace Rule 4350, the Sub-Series A-2 Preferred Stock and the Series AA-2 Preferred Stock is non-voting and non-convertible.

Conversion

      Each share of Sub-Series A-1 Preferred Stock — and upon stockholder approval, each share of Sub-Series A-2 and Series AA-2 Preferred Stock — is initially convertible into shares of common stock at the holder’s option at a conversion price of $0.50 per share of common stock. The number of shares of common stock into which each share of Preferred Stock will be convertible will be adjusted for anti-dilution protection and standard protection for dividends, recapitalizations and stock splits. The anti-dilution protection for below market issuances will generally be weighted average protection, but the anti-dilution protection for issuances below the conversion price will be reduced to the lowest issuance price of the dilutive issuance.

Dividends

      Dividends on the Preferred Stock accrue daily at an annual rate of 10% and are payable quarterly on March 31, June 30, September 30 and December 31 of each year. Dividends accumulate and compound quarterly if not paid in cash on the dividend payment date. Failure to pay the dividends in cash, when due, is a default under the terms of the Certificates of Designation for the Series A Preferred Stock and the Series AA-2 Preferred Stock. If we are in default under the terms of the Certificates of Designation for the Series A Preferred Stock or the Series AA-2 Preferred Stock, or the securities purchase agreements under which the units were sold, the dividend rate will increase to 15% per year, or 3.5% per quarter.

Liquidation

      The Series A Preferred Stock and Series AA-2 Preferred Stock both have a liquidation preference of 125% of the issuance price. On a liquidation or sale of Holiday, holders of the Series A Preferred Stock or Series AA-2 Preferred Stock will be entitled to a liquidation preference payment of 125% of the original issuance price plus any accrued and unpaid dividends.

Voting

      If approved by the stockholders, the Series A Preferred Stock will be entitled to vote on an as-converted basis with the holders of common stock on all matters submitted to a stockholder vote, based on a ratio of 85.5 shares of common stock to each outstanding share of Series A Preferred Stock. The voting rights of each share of Series A Preferred Stock will remain fixed at 85.5 common equivalent votes per share, even though each share of Series A Preferred Stock will initially be convertible into 200 shares of common stock and even if any future increases in the conversion ratio are made to compensate for dilutive issuances of our common stock.

      If approved by the stockholders, the Series AA-2 Preferred Stock will be entitled to vote on an as-converted basis with the holders of common stock on all matters submitted to a stockholder vote, based on a ratio of 200 shares of common stock to each outstanding share of Series A Preferred Stock.

      In addition to the right of the holders of Series A Preferred Stock and Series AA-2 Preferred Stock to vote on matters presented to the holders of common stock, the consent of a majority of the outstanding shares of Series A Preferred Stock or the Series AA-2 Preferred Stock, as applicable, is required before the board may:

•	create, authorize or issue any securities having rights that are equal or senior to those of the Series A Preferred Stock or Series AA-2 Preferred Stock; or

•	increase the authorized number of shares of Series A Preferred Stock or Series AA-2 Preferred Stock.

Redemption

      If any shares of Series A Preferred Stock or Series AA-2 Preferred Stock are still outstanding on December 31, 2007, we must redeem those shares at the issuance price, plus all accrued and unpaid dividends, if funds are legally available for that purpose.

      In addition, we are required to redeem the Series A Preferred Stock and Series AA-2 Preferred Stock upon a consolidation, merger or reorganization, the sale of substantially all of our assets, or consummation of a purchase, exchange or tender offer for more than 50% of our common stock. Holders of Series A Preferred Stock and Series AA-2 Preferred Stock may also require us to redeem their shares if any of the following events occur:

•	Our common stock fails to be listed on The Nasdaq Stock Market, American Stock Exchange or the New York Stock Exchange for 10 business days during any 12-month period;

•	We provide notice to any holder of Series A Preferred Stock or Series AA-2 Preferred Stock that we do not intend to comply with a conversion request; or

•	We are in default of our obligations under the securities purchase agreements for the Series A Preferred Stock or the Series AA-2 Preferred Stock or the Certificate of Designation of the Series A Preferred Stock or Series AA-2 Preferred Stock and do not cure the default. We will be in default of our obligations if the stockholders do not approve the conversion and voting rights of the Series A Preferred Stock and the Series AA-2 Preferred Stock proposed in this proxy statement.

      If a consolidation, merger or reorganization or a sale of substantially all of our assets or a consummation of a purchase, exchange or tender offer for more than 50% of our common stock or any of the other events described above occur, the redemption price will be equal to the liquidation preference, which is 125% of the purchase price, plus any accrued and unpaid dividends.

Preemptive Rights

      For two years after the closing of the sale of the Series A Preferred Stock and the Series AA-2 Preferred Stock, we must first offer to sell to the holders of those securities any equity securities, or securities convertible into or exchangeable for equity securities, that we propose to issue in a private placement. After receiving notice of our intent to issue securities in a private placement, holders of the Series A Preferred Stock and Series AA-2 Preferred Stock will have five days in which to elect to purchase a pro rata number of shares being offered, based on the total number of shares of Series A Preferred Stock or Series AA-2 Preferred Stock outstanding.

Description of Warrants

      Upon stockholder approval, the warrants issued as part of the units and in connection with the loan will be exercisable for approximately six years from the date of issuance at a price per share of $0.50. The anti-dilution protection for issuances of common stock, or securities exercisable for or convertible into common stock, at a discount to the fair market value will generally be weighted average protection, but the anti-dilution protection for issuances of our securities below the exercise price of the warrants will be reduced to the lowest issuance price of the dilutive issuance.

Registration Rights

      We also entered into registration rights agreements with the purchasers of the units. The registration rights agreements give the holders of the Series A Preferred Stock, the Series AA-2 Preferred Stock and the warrants and their transferees certain rights to require us to register the common stock issuable upon conversion of the preferred stock or upon exercise of the warrants. Under those agreements, we are required to file a registration statement under the Securities Act no later than December 1, 2002, registering the resale of the common stock issuable upon conversion of the preferred stock or upon exercise of the warrants. With certain exceptions, holders of the Series A Preferred Stock, the Series AA-2 Preferred Stock and the warrants and their transferees can also require us to include the common stock issuable upon conversion of the Series A Preferred Stock or the Series AA-2 Preferred Stock or upon exercise of the warrants in other registration statements that we file in the future. Under the securities purchase agreements, the purchasers of units agreed not to sell the common stock underlying the Series A Preferred Stock, the Series AA-2 Preferred Stock or the warrants for one year from the date they were issued.

Restrictions on Transfer

      Unless registered under the Securities Act, the shares of Series A Preferred Stock, Series AA-2 Preferred Stock, the warrants and the shares of common stock issuable on exercise of the warrants will be considered “restricted securities” as defined in Rule 144 under the Act. Accordingly, the certificates representing the Series A Preferred Stock, the Series AA-2 Preferred Stock and the warrants bear restrictive legends describing the restrictions on transferability. As described above, Holiday has agreed to register the common stock issuable on conversion of the Series A Preferred Stock, the Series AA-2 Preferred Stock and the exercise of the warrants no later than December 1, 2002.

PROPOSAL 1:

APPROVAL OF PROPOSED AMENDMENT TO CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

      Our Certificate of Incorporation currently authorizes the issuance of 23 million shares of common stock and two million shares of preferred stock. The Board of Directors has adopted, subject to stockholder approval, an amendment to the Certificate of Incorporation to increase the number of authorized shares of common stock from 23 million to 38 million. The text of the amendment is as follows:

“The total number of shares of stock which the Corporation shall have the authority to issue is Forty Million (40,000,000) shares, consisting of Thirty-Eight Million (38,000,000) shares of common stock, par value $.01 per share (the “Common Stock”) and Two Million (2,000,000) shares of preferred stock, par value $.01 per share (the “Preferred Stock”).”

Reasons for the Proposed Amendment

      This amendment is necessary for us to comply with our obligations under the agreements under which units were issued in private placements in January and March 2002 and the loan agreement entered into in March 2002. At the close of business on the record date we had 9,530,682 shares of common stock outstanding. Under the terms of the securities purchase agreements and the loan agreement, we will be required to issue approximately seven million shares of common stock if all of the shares of Series A Preferred Stock and Series AA-2 Preferred Stock are converted into common stock. We will be required to issue approximately 3.55 million shares of common stock if all of the warrants to purchase common stock are exercised. We will be required to issue approximately 3.6 million shares of common stock if the outstanding principal and interest on the loan is converted into common stock. In addition, we may choose to pay certain dividends or interest in shares of common stock rather than in cash. Conversion of all of the shares of Series A Preferred Stock, Series AA-2 Preferred Stock and the loan into common stock would result in a change of control of Holiday.

      We do not currently have a sufficient number of authorized but unissued shares of common stock to meet our obligations under the securities purchase agreements and the loan agreement, based upon the number of outstanding shares of common stock and shares reserved for other purposes, such as outstanding employee stock options under our stock plans. If we are in default under the securities purchase agreements, the holders of the Series A Preferred Stock and the Series AA-2 Preferred Stock can require us to redeem their shares at a price equal to 125% of the purchase price. We do not have sufficient cash to redeem those shares. As a result, the Board believes that it is desirable to authorize additional shares of common stock so that there will be sufficient shares available for the conversion of the preferred stock and the loan, and the exercise of the warrants, as well as for other purposes that the Board may determine are in the best interests of Holiday and its stockholders. Those purposes could include offering shares for cash, acquisitions, financings, mergers, dividends, employee benefit programs and other general corporate purposes. No further action by the stockholders would be necessary before any additional shares of common stock were issued unless required by our Certificate of Incorporation or by applicable law. The terms of any future issuances would depend largely on market and financial conditions and other factors existing at the time of issuance.

      Other than in connection with the conversion of the preferred stock and the loan, and the exercise of the warrants described above, we do not have any immediate plans or commitments to issue additional shares of common stock that would be authorized by the proposed amendment.

      The proposed amendment to increase the number of shares that we are authorized to issue will permit us to meet our contractual obligations under the terms of the outstanding warrants, shares of Preferred Stock and the convertible loan and to avoid a possible mandatory redemption of $3.5 million of Preferred Stock for approximately $4.375 million, plus accrued and unpaid dividends.

Effect of the Proposed Amendment

      Under Delaware law, the additional shares of common stock authorized by the proposed amendment would have the same rights and privileges as the shares of common stock currently outstanding. Adopting this amendment would not affect the rights of the current stockholders, except for effects incidental to increasing the number of shares outstanding when the newly authorized shares are issued. Currently, we will be obligated to issue approximately 14.15 million shares of common stock if all of the shares of Preferred Stock and the loan from AGHI are converted into, and all outstanding warrants are exercised for, shares of our common stock. This means our current stockholders would have less than half of the outstanding voting power after the new shares were issued. The amendment will increase the total number of shares by an amount that is greater than necessary to meet our obligations under the securities purchase agreements and the loan agreement. As a result, the current stockholders could experience a greater reduction in their interest in Holiday with respect to earnings per share, voting, liquidation value and book and market value if additional authorized shares are issued. The availability of additional shares for issuance could also allow the Board to make it more difficult or discourage an attempt to obtain control of Holiday by issuing shares in a public or private placement that would dilute the interest of a party trying to gain control. If approved, the amendment would become effective when a certificate of amendment to our Certificate of Incorporation is filed with the Delaware Secretary of State.

Recommendation of the Board of Directors

      The Board of Directors unanimously recommends a vote FOR Proposal 1 to amend the Certificate of Incorporation to increase the number of authorized shares of common stock from 23 million shares to 38 million shares.

      Proposals 1 through 6 must be approved for us to comply with our contractual rights under the securities purchase agreements and the loan agreement. If any one of these proposals are not approved, even if the others are, we will be in default under these agreements. In addition, if any of these proposals are not approved, none of them will be enacted.

PROPOSAL 2:

APPROVAL OF PROPOSED AMENDMENT TO CERTIFICATE OF INCORPORATION TO PROVIDE THAT EACH SHARE OF SERIES A PREFERRED STOCK WILL VOTE TOGETHER WITH THE COMMON STOCK ON AN AS-CONVERTED BASIS, AS IF EACH SHARE OF SERIES A PREFERRED STOCK WAS CONVERTIBLE INTO 85.5 SHARES OF COMMON STOCK.

      The Board of Directors has adopted an amendment, subject to stockholder approval, to amend the voting rights of the Series A Preferred Stock to allow the holders of the Sub-Series A-1 Preferred Stock and the Sub-Series A-2 Preferred Stock to vote together with the holders of the common stock on an as converted basis as if each share of Sub-Series A-1 Preferred Stock and Sub-Series A-2 Preferred Stock were converted into 85.5 shares of common stock. The text of the proposed amendment to the Certificate of Incorporation is as follows:

“Subject to the limitations on voting with respect to Sub-Series A-2 Preferred Stock set forth in Section 1(a), the Corporation shall not, without the affirmative vote or written consent of the holders of at least a majority of the outstanding Series A Preferred Stock, (i) authorize or issue, or obligate itself to issue, any Parity Securities or Senior Securities, (ii) increase the maximum number of shares of Series A Preferred Stock from that set forth in Section 1 or (iii) sell, convey or otherwise dispose of all or substantially all of its assets or business or merge into or consolidate with any other corporation (other than a wholly-owned subsidiary corporation) or effect any transaction or series of related transactions in which more than fifty (50%) of the voting power of the Corporation is disposed of. Subject to the limitations on voting with respect to Sub-Series A-2 Preferred Stock set forth in Section 1(a), the holders of Series A Preferred Stock shall have the right to vote the shares of Series A Preferred Stock held by them on all matters submitted to a vote of the holders of Common Stock on an as-converted basis together with the holders of Common Stock as a single class; provided, however, that until converted into shares of Common Stock pursuant to Section 3, each such share of Series A Preferred Stock shall vote on an as-converted basis as if converted into 85.5 shares of Common Stock (as adjusted pursuant to the provisions of Sections 3(e)(iv) and 3(e)(v) as applicable).”

Reasons for the Proposed Amendment

      We were informed by the Nasdaq Stock Market that the amendment to change the voting rights of the shares of Series A Preferred Stock is necessary to comply with the Nasdaq Marketplace Rules. Although after approval by the stockholders each share of Series A Preferred Stock will be initially convertible into 200 shares of common stock, to comply with Nasdaq’s Marketplace Rules, we have agreed that each share of Series A Preferred Stock may vote on matters presented to the common stockholders on as-converted basis as if convertible into only 85.5 shares of common stock. Because the Certificate of Designation for the Series A Preferred Stock has been filed with the Delaware Secretary of State and shares of the Series A Preferred Stock have been issued, stockholder approval is required to amend the terms of the Series A Preferred Stock. If we do not obtain approval for the voting rights, we will be in default and will be required to redeem the Series A Preferred Stock.

      Our bylaws and Delaware law authorize the Board of Directors to establish the terms of a series of preferred stock, to set the price for stock and warrants and to issue stock and warrants, but the Nasdaq Marketplace Rules require stockholder approval for any non-public transaction involving the sale or issuance of common stock — or securities convertible into or exercisable for common stock — at a price that is lower than the greater of book or market value of the issuer’s stock if the number of shares issued is equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance. The last sale price of our common stock reported by the Nasdaq on the effective date of the Series A Preferred Stock private placement was $1.17 per share. The sale of more than approximately 89 units, if those securities were fully convertible and fully exercisable, requires stockholder approval.

      To ensure that the private placement did not result in an excess sale of voting securities without stockholder approval, the terms of the Series A Preferred Stock limit the convertibility and voting rights of the Series A Preferred Stock until we obtain stockholder approval as required by Nasdaq Marketplace Rules.

      The proposed amendment to approve the voting rights described above is necessary to allow us to comply with the Nasdaq Marketplace Rules, meet our contractual obligations under the securities purchase agreement for the Series A Preferred Stock and avoid a possible mandatory redemption of $2 million of Series A Preferred Stock for approximately $2.5 million, plus any accrued and unpaid dividends.

Effect of the Proposed Amendment

      If approved by the stockholders, the holders of Series A Preferred Stock would have the right to vote together with the holders of the common stock on an as-converted basis as if each share of Series A Preferred Stock were convertible into 85.5 shares of common stock.

Recommendation of the Board of Directors

      The Board of Directors unanimously recommends a vote FOR Proposal 2 to amend the Certificate of Incorporation to provide that the shares of Sub-Series A-1 and Sub-Series A-2 Preferred Stock will vote on an as-converted basis as if convertible into 85.5 shares of common stock.

      Proposals 1 through 6 must be approved for us to comply with our contractual rights under the securities purchase agreements and the loan agreement. If any one of those proposals are not approved, even if the others are, we will be in default under these agreements. In addition, if any of these proposals are not approved, none of them will be enacted.

PROPOSAL 3:

      APPROVAL OF PROPOSED AMENDMENT TO CERTIFICATE OF INCORPORATION TO PROVIDE THAT EACH SHARE OF SERIES AA-2 PREFERRED STOCK WILL VOTE TOGETHER WITH THE COMMON STOCK ON AN AS-CONVERTED BASIS.

      The Board of Directors has adopted an amendment, subject to stockholder approval, to amend the Certificate of Incorporation to delete the second paragraph of Section 1(a) of the Certificate of Designation for the Series AA-2 Preferred Stock which will delete the reference to the necessity of obtaining stockholder approval for the voting rights of the Series AA-2 Preferred Stock to allow the holders of the Series AA-2 Preferred Stock to vote together with the holders of the common stock on an as-converted basis. Subject to stockholder approval, each share of Series AA-2 Preferred Stock is convertible into 200 shares of common stock.

Reasons for the Proposed Amendment

      We were informed by The Nasdaq Stock Market that its Marketplace Rules require stockholder approval for the voting rights of the shares of Series AA-2 Preferred Stock, because those securities have terms that provide for a 25% premium in the liquidation preference. In addition, we must redeem the shares of Series AA-2 Preferred Stock at a price equal to the liquidation preference price if we are in default under the securities purchase agreement or the Certificate of Designation for the Series AA-2 Preferred Stock. If we do not obtain approval for the voting rights, we will be in default and will be required to redeem the Series AA-2 Preferred Stock.

      To ensure that the private placement did not result in an excess sale of voting securities without stockholder approval, the terms of the Series AA-2 Preferred Stock limited the convertibility and voting rights of the Series AA-2 Preferred Stock until we obtained stockholder approval as required by the Nasdaq Marketplace Rules.

      Currently, the Certificate of Incorporation provides that each share of Series AA-2 Preferred Stock has the right to vote together with the holders of common stock as a single class on an as-converted basis only after stockholder approval is obtained. The current conversion price of the Series AA-2 Preferred Stock is $0.50 per share, which results in each share of Series AA-2 Preferred Stock, after stockholder approval is obtained, having 200 votes.

Effect of the Proposed Amendment

      If approved by the stockholders, the holders of Series AA-2 Preferred Stock would have the right to vote together with the holders of the common stock on an as-converted basis. Each share of Series AA-2 Preferred Stock is convertible into 200 shares of common stock, subject to stockholder approval. The amendment would be effective when a certificate of amendment to the Certificate of Incorporation is filed with the Delaware Secretary of State.

      The proposed amendment to approve the voting rights described above is necessary to allow us to comply with the Nasdaq Marketplace Rules, meet our contractual obligations under the securities purchase agreement for the Series AA-2 Preferred Stock and avoid a possible mandatory redemption of $1.5 million of Preferred Stock for approximately $1.875 million, plus any accrued and unpaid dividends.

Recommendation of the Board of Directors

      The Board of Directors unanimously recommends a vote FOR Proposal 3 to amend the Certificate of Incorporation to provide that the shares of Series AA-2 Preferred Stock will vote on an as-converted basis.

      Proposals 1 through 6 must be approved for us to comply with our contractual rights under the securities purchase agreements and the loan agreement. If any one of those proposals is not approved, even if the others are, we will be in default under those agreements. In addition, if any of these proposals are not approved, none of them will be enacted.

PROPOSAL 4:

APPROVAL OF PREFERRED STOCK CONVERSION RIGHTS

Approval of the right of the holders of Sub-Series A-2 Preferred Stock and Series AA-2 Preferred Stock to convert their shares of preferred stock into shares of common stock at an initial conversion price of $0.50.

Reasons for the Proposal

      Although our bylaws and Delaware law authorize the Board of Directors to establish the terms of a series of preferred stock, to set the price for stock and warrants and to issue stock and warrants, the Nasdaq Marketplace Rules require stockholder approval for any non-public transaction involving the sale or issuance of common stock — or securities convertible into or exercisable for common stock — at a price that is lower than the greater of book or market value of the issuer’s stock if the number of shares issued is equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance. The last sale price of our common stock reported by the Nasdaq on the effective date of the Series A Preferred Stock private placement was $1.17 per share. The sale of more than approximately 89 units of Series A Preferred Stock and Series AA-2 Preferred Stock, if those securities were fully convertible and fully exercisable, requires stockholder approval. If the conversion rights for the Sub-Series A-1 Preferred Stock and the Series AA-2 Preferred Stock are not approved, we will be in default under the securities purchase agreements. If we are in default, we may have to redeem those shares at a price equal to 125% of the purchase price. We do not believe we would have sufficient cash to do so.

      To ensure that the private placement did not result in an excess sale of voting securities without stockholder approval, the terms of the Series A Preferred Stock and the Series AA-2 Preferred Stock limit the rights of the Sub-Series A-2 Preferred Stock and the Series AA-2 Preferred Stock to convert until we obtain stockholder approval as required by the Nasdaq Marketplace Rules.

Effect of the Proposal

      If approved by the stockholders, the shares of Series A Preferred and Series AA-2 Preferred Stock will be initially convertible into approximately seven million shares of common stock at an initial conversion price of $0.50 per share. If issued, the current stockholders interest in Holiday with respect to earnings per share, voting, liquidation value and book and market value will be reduced.

Recommendation of the Board of Directors

      The Board of Directors unanimously recommends a vote FOR Proposal 4 to provide that the shares of Sub-Series A-2 Preferred Stock and Series AA-2 Preferred Stock are convertible into shares of common stock at an initial conversion price of $0.50 per share.

      Proposals 1 through 6 must be approved for us to comply with our contractual rights under the securities purchase agreements and the loan agreement. If any one of those proposals is not approved, even if the others are, we will be in default under those agreements. In addition, if any of those proposals are not approved, then none of them will be enacted.

PROPOSAL 5:

APPROVAL OF LOAN CONVERSION RIGHTS

Approval of conversion rights for the March 2002 loan providing that the outstanding principal of $1.6 million, plus interest, will be convertible into shares of common stock at a per share price equal to the lesser of $0.50 or the fair market value of a share of common stock on the day before conversion.

Reasons for the Proposal

      In March 2002, AGHI Finance Co LLC, a company owned by the majority holder of the Series A Preferred Stock, agreed to lend us $1.6 million for a term of one year at an annual interest rate of 20%. Interest is payable monthly, half of which may be paid in shares of common stock valued at the lower of $0.50 per share or the closing bid price on the trading day before the shares are issued. In addition, an amount equal to 10% of the outstanding principal balance is due 90 and 180 days after the date of the loan. Half of those amounts may be paid in shares of common stock valued at the lower of $0.50 per share or the closing bid price on the trading day before the shares are issued. The note also includes a $50,000 loan origination fee. As a condition to the loan, the lender required that the note be convertible into shares of common stock. We also issued AGHI a warrant to purchase 1.8 million shares of common stock in connection with the loan.

      As described in the previous proposals, the Nasdaq Marketplace Rules require stockholder approval for private issuances of common stock — or securities convertible into common stock — if the conversion price is lower than the greater of book or market value of the issuer’s stock, if the number of shares issued is equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance. To ensure compliance, the loan is not convertible until we obtain stockholder approval under the Nasdaq Marketplace Rules and the requirements of the Exchange Act.

      If the convertibility is not approved at the annual meeting, we will be in default under the loan agreement. If the default is not waived, the loan will be due immediately. We would not have the ability to repay the loan if that occurs.

Effect of the Proposal

      If approved, the loan will be convertible into approximately 3.6 million shares of common stock. If issued, the current stockholders interest in Holiday with respect to earnings per share, voting, liquidation value and book and market value will be reduced.

Recommendation of the Board of Directors

      The Board of Directors unanimously recommends a vote FOR Proposal 5 to provide that the March 2002 loan will be convertible into common stock.

      Proposals 1 through 6 must be approved for us to comply with our contractual rights under the securities purchase agreements and the loan agreement. If any one of those proposals is not approved, even if the others are, we will be in default under those agreements. In addition, if any of those proposals are not approved, none of them will be enacted.

PROPOSAL 6:

APPROVAL OF WARRANT EXERCISE RIGHTS

Approval of the exercisability of warrants to purchase 3,550,000 shares of common stock at a purchase price of $0.50 per share issued in private placements in January and March 2002 and in connection with a loan in March 2002.

Reasons for the Proposal

      Upon stockholder approval, the warrants issued in connection with the private placements of the Series A Preferred Stock, the Series AA-2 Preferred Stock and the loan will generally be exercisable at a price per share of $0.50 for five years from the date of issuance. The anti-dilution protection for issuances of our securities at a price below fair market value will generally be weighted average protection, while the anti-dilution protection for issuances below the exercise price of the warrants will be reduced to the lowest issuance price of the dilutive issuance.

      As described in the previous proposals, the Nasdaq Marketplace Rules require stockholder approval for any non-public transaction involving the sale or issuance of common stock — or securities convertible into or exercisable for common stock — at a price that is lower than the greater of book or market value of the issuer’s stock if the number of shares issued is equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance. To ensure compliance, the warrants are not exercisable until we obtain stockholder approval as required by the Nasdaq Marketplace Rules and in accordance with the requirements of the Exchange Act.

Effect of the Proposal

      If approved by the stockholders, the warrants would be exercisable for approximately 3.55 million shares of common stock. If issued, the current stockholders interest in Holiday with respect to earnings per share, voting, liquidation value and book and market value will be reduced.

Recommendation of the Board of Directors

      The Board of Directors unanimously recommends a vote FOR Proposal 6 to provide that the warrants issued in the private placements will be exercisable for common stock.

      Proposals 1 through 6 must be approved for us to comply with our contractual rights under the securities purchase agreements and the loan agreement. If any one of those proposals is not approved, even if the others are, we will be in default under those agreements. In addition, if any of those proposals are not approved, then none of them will be enacted.

PROPOSAL 7:

APPROVAL OF REVERSE STOCK SPLIT

Approval of a proposal that would authorize our Board of Directors to amend the Certificate of Incorporation, if the Board deems it necessary, to effect a reverse stock split of the common stock on the basis of one of the following ratios:

•	One share in exchange for every five outstanding shares;

•	One share in exchange for every seven outstanding shares; or

•	One share in exchange for every ten outstanding shares.

      If approved by the stockholders, the Board of Directors would have the authority to effect the reverse stock split at any time within one year after approval. The Board of Directors would also have the authority to determine which of the approved ratios was appropriate immediately prior to the effective time of the reverse stock split.

      The Board of Directors believes that stockholder approval of the one-for-five, one-for-seven and one-for-ten ratio — as opposed to approval of one specified ratio — will provide the Board of Directors with the maximum flexibility to achieve the purpose of the reverse stock split and that the authorization and this discretion is in the best interests of the stockholders.

Board Discretion to Implement Reverse Stock Split

      If the reverse stock split proposal is approved by the stockholders, it will be implemented only if the Board of Directors determines that it is in the best interests of Holiday and its stockholders. The Board of Directors will have the discretion to determine which of the three ratios is appropriate, or to reject all three and not effect the reverse stock split, at any time within one year after it obtains stockholder approval. If the reverse stock split is not effected within that time period, it will be abandoned without further action by the stockholders as provided in Section 242 of the Delaware General Corporation Law. The Board of Directors’ decision whether to effect the reverse stock split and which ratio to use will be based on factors that include:

•	the minimum bid price criteria of the exchange or automated quotation system on which Holiday’s common stock is traded at the time of the reverse stock split;

•	the existing and expected marketability of the common stock;

•	current market conditions; and

•	the likely effect on the market price of Holiday’s common stock.

Reasons for the Reverse Stock Split

      The Board of Directors believes that the reverse stock split is desirable for several reasons. It may be necessary for our common stock to continue to be listed on the Nasdaq SmallCap Market. From the time of our initial public offering until April 26, 2002, we were listed on the Nasdaq National Market. Since April 29, 2002, our common stock has been listed on the Nasdaq SmallCap Market.

      In February 2002, we received a letter from The Nasdaq Stock Market informing us that we were not in compliance with the minimum bid price and the minimum market value of publicly held shares requirements for continued listing on the Nasdaq National Market. We were given until May 15, 2002 to regain compliance or our common stock would be subject to delisting.

      Because we did not believe that we could regain compliance with the criteria for continued listing on the Nasdaq National Market by May 15, 2002, we applied for a transfer to the Nasdaq SmallCap Market. Although we did not meet the minimum bid price requirement for continued listing on the Nasdaq SmallCap Market at the time of the transfer, we were given until September 9, 2002 to comply with that requirement.

      We believe the minimum bid price of our common stock may meet the requirement for continued listing on the Nasdaq SmallCap Market by September 9, 2002. However, if it does not, our common stock would be subject to delisting from the Nasdaq SmallCap Market. If the reverse stock split proposal is approved by the stockholders, the Board of Directors will have the ability to effect the appropriate reverse stock split, if deemed necessary. This may enable our common stock to continue trading without the time and expense of seeking stockholder approval later.

      If the reverse stock split proposal is not approved, it is possible, depending on the volatility of the common stock, that we will not meet the requirements for continued listing on the Nasdaq SmallCap Market on September 9, 2002. In addition to meeting the minimum bid price requirement, we must also demonstrate that the price is stabilized. This means that if our common stock is trading below the required minimum bid price in late July and the Board of Directors determines that a reverse stock split is necessary, unless that action has already been approved, there would be insufficient time to call a special meeting of the stockholders to vote on a proposal, effect the reverse stock split and demonstrate that the price has stabilized before September 9, 2002. The Board of Directors believes that continued listing on the Nasdaq SmallCap Market is in the best interests of the stockholders. Delisting from the Nasdaq SmallCap Market could adversely affect the liquidity of the common stock and our ability to raise additional capital.

      If our common stock is delisted from the Nasdaq SmallCap Market, it would likely be quoted on the over-the-counter market on an electronic bulletin board or in the “pink sheets.” Market interest in our common stock may decrease because investors would find it more difficult to obtain accurate quotations for the price of our common stock. In addition, the spread between the bid and ask prices for our common stock would likely be greater. If our common stock is delisted from the Nasdaq SmallCap Market, the ability of stockholders to trade their shares in the public market could be severely limited.

      The Board of Directors believes that an increased bid price for our common stock as a result of a reverse stock split may improve its the marketability and liquidity by appealing to a broader market. It may encourage interest and trading in our common stock. Brokerage commissions on low priced stocks generally represent a higher percentage of the stock prices than those of higher priced stock. This results in transactions costs that represent a higher percentage of the total share price. In addition, the volatility of lower priced stocks discourages some brokers from recommending them to their clients or making a market in those stocks. Institutional investors may be prohibited from purchasing such stocks as a matter of policy. These practices may adversely affect the liquidity of our common stock and our ability to raise additional equity capital. The Board of Directors believes creating a more stable trading market for our common stock, which may occur as a result of a reverse stock split, is desirable.

Effects of a Reverse Stock Split on the Common Stock

      The effect of the reverse stock split on the market prices of common stock cannot be accurately predicted. We cannot assure that prices for shares of the common stock following the reverse stock split will be proportionately increased by the selected stock split ratio after the reverse stock split occurs. In addition, we cannot assure that the reverse stock split will achieve the desired results as outlined above. We cannot assure that the reverse stock split will not adversely affect the market price of the our common stock, or that any increase in the price per share that may occur immediately after the proposed reverse stock split could be sustained for any prolonged period of time.

      Proportionate voting rights and other rights of the holders of our common stock will not be affected by the reverse stock split, other than as a result of the payment of cash in lieu of fractional shares as described below. For example, a holder of 2% of the voting power of the outstanding shares of our common stock immediately prior to the effective time of the reverse stock split will continue to hold 2% of the voting power of the outstanding shares of our common stock after the reverse stock split. Although the reverse stock split will not affect the rights of stockholders or any stockholder’s proportionate equity interest, subject to the treatment of fractional shares, the number of authorized shares of our common stock will not be reduced. This will increase the ability of the Board of Directors to issue authorized and unissued shares without further stockholder action. For example, we may use authorized but unissued shares as consideration for acquisitions as part of our business strategy. The number of stockholders of record will not be affected by the reverse stock split unless a stockholder holds only a fractional share interest and receives cash for that interest in connection with the reverse stock split.

      Unless approval is required by applicable law or regulation, we may issue additional authorized but unissued shares of our common stock without the need to obtain stockholder approval. If additional shares are issued in this manner, the percentage interest of our stockholders and other reserved shares affected by the reverse stock split could be significantly reduced. The effective increase in the number of authorized but unissued shares of our common stock may be construed as having an anti-takeover effect by permitting the issuance of shares to purchasers who might oppose a hostile takeover bid.

      We also have outstanding certain stock options and warrants to purchase shares of our common stock. Under the terms of the outstanding stock options and warrants, the reverse stock split will effect a reduction in the number of shares of our common stock issuable upon exercise of the stock options and warrants in proportion to the exchange ratio of the reverse stock split and will effect a proportionate increase in the exercise price of the stock options and warrants.

Implementation of the Reverse Stock Split

      If the stockholders approve the reverse stock split, the reverse stock split will be effected only if the Board of Directors determines that a reverse stock split is in the best interests of Holiday and its stockholders. When making this determination, the Board of Directors, in its discretion, will select either the one-for-five, one-for-seven or one-for-ten reverse stock split ratio and the remaining alternatives will be abandoned by the Board of Directors without any further action by the stockholders. In the alternative, the Board of Directors may determine not to effect a reverse stock split and abandon all alternatives without any further action by the stockholders.

Amendment Effective Date

      The reverse stock split would become effective at the time a certificate of amendment to the Certificate of Incorporation is filed with the Delaware Secretary of State, or at a later time as specified in the certificate of amendment. At the amendment effective time, each share of our common stock issued and outstanding immediately before the effective time will be automatically and without any further action on the part of the stockholders, reclassified into either  1/5,  1/7 or  1/10 of a share of our common stock. For example, if a person held 140 shares of common stock before the reverse stock split, then after the reverse stock split was effected that person would hold 28 shares of common stock if a one-for-five ratio were selected, 20 shares of common stock if a one-for-seven ratio were selected and 14 shares of common stock if a one-for-ten ratio were selected.

Payment of Fractional Shares

      No fractional shares of common stock will be issued as a result of the reverse stock split, if effected. In lieu of any fractional shares, each stockholder who would otherwise receive a fractional share of common stock will be entitled to receive cash in an amount equal to the product obtained by multiplying (1) the closing sale price of our common stock, as reported on the Nasdaq SmallCap Market, on the effective date of the reverse stock split by (2) the number of shares of common stock held that would otherwise have been entitled to the fractional share interest.

Exchange of Stock Certificates

      As soon as practicable after the effective date of the reverse stock split, if any, you will receive instructions for surrendering your stock certificates to an exchange agent that we designate. The instructions will include a form of transmittal letter to be completed and returned to the exchange agent. When properly completed, signed and returned to the exchange agent along with the certificate(s) representing your shares of Holiday common stock, you will be entitled to receive a certificate representing the number of full shares of Holiday common stock into which your shares have been reclassified, plus any amount to be paid in cash in lieu of any fractional shares. Until surrendered, each certificate will be deemed to represent the corresponding number of full shares of Holiday common stock contemplated by the preceding sentence plus the right to receive cash in lieu of fractional shares.

Federal Income Tax Consequences

      A summary of the federal income tax consequences of the proposed reverse stock split to Holiday and to individual stockholders is explained below. The following discussion is based upon present federal income tax law. The discussion is not intended to be, nor should it be relied on as, a comprehensive analysis of the tax issues arising from or relating to the proposed reverse stock split. In addition, we have not and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the proposed reverse stock split. Stockholders are advised to consult their own tax advisors for more detailed information regarding the effects of the proposed reverse stock split on them under applicable federal, state, local or foreign income tax laws.

1. Except with respect to any cash received for fractional shares, the reverse stock split will be a tax-free recapitalization for Holiday and its stockholders.

2. The shares of common stock held after the reverse stock split will have an aggregate basis for computing gain or loss equal to the aggregate basis of shares held by that stockholder immediately prior to the reverse stock split, reduced by the basis allocable to any fractional shares that the stockholder is treated as having sold for cash (see paragraph 4 below).

3. A stockholder’s holding period for the common stock will be the same as the holding period before the reverse stock split was effected.

4. Stockholders who receive cash because they owned fewer than two, three or four shares of common stock, depending on the chosen ratio, will recognize a gain or loss for federal income tax purposes as a result of the disposition of their fractional shares. Although the tax consequences to other stockholders who receive cash for fractional shares are not entirely certain, those stockholders will probably be treated for federal income tax purposes as having sold their fractional shares and will recognize gain or loss in an amount equal to the difference between the cash received and the portion of their basis for the common stock allocated to the fractional shares. Stockholders who do not receive any cash will not recognize any gain or loss for federal income tax purposes as a result of the reverse stock split as long as they receive the proportionate amount of stock from the reverse stock split.

Miscellaneous

      Our common stock is currently registered under the Exchange Act and, as a result, we are subject to the periodic reporting and other requirements of the Exchange Act. The reverse stock split will not affect the registration of our common stock under the Exchange Act. The par value of our common stock will not change as a result of the reverse stock split. Accordingly, the common stock account on our Consolidated Balance Sheet will be reduced with the Additional Paid-in Capital account being credited with the amount by which the common stock account was reduced.

Recommendation of the Board of Directors

      The Board of Directors has unanimously determined that the reverse stock split proposal is advisable and in the best interests of the Company and the stockholders. The Board of Directors unanimously recommends that the stockholders vote FOR approval of the reverse stock split.

      In accordance with the Delaware General Corporation Law, even if approved by the stockholders, the Board may abandon the reverse stock split at any time before it is effective without further action by the stockholders.

PROPOSAL 8:

APPROVAL OF APPOINTMENT OF INDEPENDENT AUDITORS

Approval of the Appointment of PricewaterhouseCoopers LLP as Independent Auditors for Fiscal Year 2002.

      The Board of Directors has approved PricewaterhouseCoopers LLP as Holiday’s independent auditors for fiscal year 2002. PricewaterhouseCoopers LLP has served as our independent auditors since August 1997. They have unrestricted access to our Audit Committee to discuss audit findings and other financial matters. A representative of PricewaterhouseCoopers LLP will attend the annual meeting to answer appropriate questions from stockholders. The representative may also make a statement. The work performed by PricewaterhouseCoopers LLP during fiscal 2001 and the related fees are listed below.

Audit Fees

      PricewaterhouseCoopers LLP provided audit services to Holiday consisting of the annual audit of Holiday’s fiscal 2001 consolidated financial statements and reviews of the financial statements in the fiscal 2001 Forms 10-Q. Fees for the fiscal year 2001 audit and the reviews of Forms 10-Q were $171,795, of which $47,830 had been billed through October 31, 2001.

Financial Information System Design and Implementation

      PricewaterhouseCoopers LLP did not perform any financial information system design or implementation work for Holiday during fiscal 2001.

All Other Fees

      PricewaterhouseCoopers LLP provided various audit-related services to Holiday, including consultation on accounting and reporting matters in connection with certain filings with the SEC. Non-audit services consist primarily of tax consulting and compliance services. Fees billed for these services performed during fiscal 2001 are as follows:

Audit Related Services	$27,782
Non-audit Related Services	$40,694

      The Board of Directors unanimously recommends a vote FOR the approval of the appointment of PricewaterhouseCoopers LLP as independent auditors for fiscal year 2002.

PROPOSAL 9:

ELECTION OF DIRECTORS

Election of Directors

      Our Board of Directors is divided into three classes. Class I and Class II currently have two directors and Class III has three directors. Each director holds office for three years and until their successor is elected and qualified. At the Annual Meeting, the terms of the Class II directors will expire and you will be asked to vote upon their reelection to serve until the Annual Meeting of Stockholders in 2005. The nominees receiving the highest number of affirmative votes will be elected. Detailed information about each nominee and director is provided below. You will not be entitled to cumulate votes at the Annual Meeting for the election of any members of our Board of Directors.

      The proxy holders named on the enclosed form of proxy will vote the proxies received by them for the election of the named nominees unless authority is withheld as provided in the proxy. If a nominee is unavailable for election, which we do not anticipate, the proxies will be voted for a substitute nominee named by the board.

      The Board of Directors unanimously recommends a vote FOR the election of the listed nominees.

NOMINEES FOR CLASS II DIRECTORS

Information About Nominees

      Information about the nominees for election to the Board of Directors is provided below. All nominees have consented to being named as nominees in this proxy statement and to serve as directors if elected. None of the nominees has any family relationship to any other nominee for director or to any other director or executive officer of Holiday.

		Director
Name	Age	Since	Position with Holiday

Nominees to hold office until 2005:
Lee B. Sanders	41	2002	Director
Casey L. Gunnell	55	2001	Director, Chief Financial Officer, President and Secretary(1)

      Lee B. Sanders has been a director of Holiday since May 2000. Until its merger with travelbyus, Inc. in 2000, Mr. Sanders served as chairman of the board of Aviation Group, Inc., an aircraft manufacturing, overhaul, services and distribution company which he founded in 1986. From 2000 until 2001, Mr. Sanders also served as a director of travelbyus, Inc. Mr. Sanders currently owns and is the chairman of the board of a private real estate development company. Mr. Sanders was appointed an admiral in the Texas Navy by the governor of Texas in 1989 and was named an Honored Professional by Who’s Who of American Business Executives in its 1998-99 edition.

      Casey L. Gunnell has served as a director, the president and secretary of Holiday since October 2001, and as the chief financial officer since May 2001. From March 2000 to 2001, Mr. Gunnell served as chief financial officer of PNV, Inc. From July 1999 until joining PNV, Mr. Gunnell served as president of JWH Management, Inc. From April 1998 to 1999, he was an independent financial and management advisor to various companies. From April 1997 to 1998, he served as Senior Vice President and Chief Financial Officer of AutoNation USA Incorporated. Before joining AutoNation, Mr. Gunnell held various management positions, including, executive vice president and chief financial officer, with JM Family Enterprise, Inc., a regional distributor of Toyotas.

Information About Directors and Officers

      Information about the other current directors and executive officers, other than Mr. Gunnell and Mr. Sanders which is provided under the heading “Information About Nominees,” is provided below. None of

(1) Mr. Gunnell intends to resign his positions as Chief Financial Officer and President effective as of the time the Board of Directors formally appoints a new Chief Financial Officer, which is expected to occur in June 2002 when Anthony D. Borzillo is appointed to that position. At that time Mr. Lemonis will resume the role of President, a position he held from March to October 2001. Mr. Gunnell will continue his involvement with Holiday by focusing on developing and maintaining strategic alliances.

the directors has any family relationship to any nominee for director or to any other director or executive officer of Holiday.

		Position
		Held
Name	Age	Since	Position with Holiday

Directors to hold office until 2004:
Dundee Kelbel	42	2002	Director
David A. Kamm	65	1999	Director
Ernest B. Davis	37	2002	Director
Directors to hold office until 2003:
Lee A. Iacocca	78	2000	Director
Marcus A. Lemonis	28	2001	Chairman of the Board and Chief Executive Officer
Executive Officers:
Anthony D. Borzillo	34	2002 (1)	Vice President and Chief Financial Officer

      Dundee Kelbel has been a director of Holiday since April 2002. Mr. Kelbel has served as the President and Chief Operating Officer of Summit Capital Consulting since September 2001. From 1996 until joining Summit Capital Consulting, Mr. Kelbel was Vice President, Corporate Strategy and Human Resource Development for Fleetwood Enterprises, Inc. Mr. Kelbel has over 18 years management experience in various industries, including public accounting, building materials, technology-based manufacturing and retail operations.

      David Kamm has been a director of Holiday since May 1999. Since 1977, Mr. Kamm has been a registered investment advisor with Raymond James Financial Services in Fort Myers, Florida. Since 1989, Mr. Kamm’s weekly column, “Take Stock in Florida,” has been published in numerous Florida newspapers. Prior to joining Raymond James, Mr. Kamm was a partner with William C. Roncy & Co. Prior to that, Mr. Kamm was a member of the Hughes Aircraft design team that launched the world’s first geosynchronous communications satellite, for which he was recognized in Encyclopedia Britannica.

      Ernest B. Davis has been a director of Holiday since April 2002. Mr. Davis has over 18 years experience in the RV industry. From 1984 until its sale to Holiday in March 2000, Mr. Davis owned and managed Little Valley Auto & RV Sales, Inc. in Prosperity, West Virginia. From March 2000 until January 2002, he held several management positions with Holiday overseeing the mid-Atlantic dealerships. In. January 2002, Mr. Davis purchased a majority interest in an established West Virginia Ford dealership and is currently involved in management of that company.

      Lee A. Iacocca has served as a director of Holiday since June 2000. Mr. Iacocca is currently the president of Iacocca & Associates and the chairman and CEO of EV Global Motors, a company he founded in 1997 to design, market and distribute light electric vehicles. From 1978 until 1992, Mr. Iacocca served as the chief executive officer of the Chrysler Corporation and from 1978 until 1993, he also served as the chairman of the board. Prior to his career with Chrysler, Mr. Iacocca spent 32 years with the Ford Motor Company. Mr. Iacocca is also the founder and principal owner of Olivio Premium Products, a Boston-based food company that develops healthy foods using olive oil as their base. He is the chairman of the Iacocca Foundation, the Committee for Corporate Support of Joslin Diabetes Foundation and chairman emeritus of the Statue of Liberty — Ellis Island Foundation. Mr. Iacocca is also a member of the advisory board of Reading is Fundamental and an honorary trustee of Lehigh University.

      Marcus Lemonis has served as chief executive officer of Holiday since June 2001 and as Chairman of the Board since October 2001. From March to October 2001, Mr. Lemonis also served as President. Prior to that since 1997, he held various positions with AutoNation USA, including Director of Megastore Operations for

(1) Mr. Borzillo will be appointed to the role of Chief Financial Officer and Vice President, effective as of the time that the Board of Directors formally accepts Mr. Gunnell’s resignation.

the Northeast region and Florida and Director of Regional Operations for the North, Midwest and Northeast regions. From June 1995 to 1999, Mr. Lemonis served as Assistant General Manager of Anthony Abraham Chevrolet in Miami, Florida.

      Anthony D. Borzillo will serve as Vice President and Chief Financial Officer of Holiday effective as of the time the Board of Directors formally accepts Mr. Gunnell’s resignation as Chief Financial Officer, which is expected to occur in June 2002. Prior to that, Mr. Borzillo served as Corporate Controller and Director of Financial Planning of TIMCO Aviation Services, Inc. from 1998 to May 2002. From 1989 to 1998, Mr. Borzillo was an auditor with Arthur Andersen LLP in Miami, Florida.

Board Meetings and Committees

      Holiday’s Board of Directors held five meetings during the fiscal year ended October 31, 2001. All of the directors, with the exception of Mr. Iacocca, attended at least 75% of the board meetings and committee meetings of which they were members.

      Holiday’s Board of Directors is divided into three classes. Class I and Class II currently have two members and Class III has three members. Directors are elected to staggered three-year terms and serve until their successors are elected and qualified. Class I Directors will serve until our 2004 annual Meeting. Class II directors serve until our 2002 Annual Meeting and Class III Directors serve until our 2003 Annual Meeting.

      Non-employee directors currently receive $1,500 per month for serving as directors. Each non-employee director is also reimbursed for travel-related expenses incurred in attending meetings plus $50 per day. Executive officers are not paid for their services as directors.

      Holiday currently has two standing committees, which are the Audit Committee and the Compensation Advisory Committee. The Audit Committee currently consists of Mr. Sanders, Mr. Kamm, and Mr. Kelbel, none of whom is an officer or employee of Holiday and all are independent under the rules of The Nasdaq Stock Market. During fiscal 2001, two additional independent directors served on the Audit Committee until their resignations in October 2001. Holiday’s Board of Directors has adopted a written charter for the Audit Committee. The Compensation Advisory Committee currently consists of Mr. Sanders and Mr. Kamm. Mr. Lemonis serves as an ex-officio member of the Compensation Advisory Committee. During fiscal 2001, Mr. Riley also served on the Compensation Committee until his resignation in October 2001. Holiday does not have a nominating, or any other standing, committee.

Section 16(a) Beneficial Ownership Reporting Compliance

      Based solely on a review of Forms 3, 4 and 5 furnished to Holiday by officers and directors of Holiday, no officer or director failed to file a report required by Section 16(a) of the Securities Exchange Act of 1934 on a timely basis during the most recent fiscal year.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND OFFICERS

      The following table sets forth the beneficial ownership of Holiday’s common stock, Series A Preferred Stock and Series AA-2 Preferred Stock, as of April 25, 2002, by:

•	beneficial owners of more than 5% of any class of securities;

•	Holiday’s chief executive officers during the last fiscal year;

•	Holiday’s four most highly compensated executive officers who were serving at the end of the last fiscal year; and

•	all directors, nominees and named executive officers as a group.

      The address for all officers and directors is in care of Holiday RV Superstores, Inc., 200 East Broward, Suite 920, Fort Lauderdale, Florida 33301.

      The amounts shown include shares of common stock that are issuable upon exercise of options or warrants that are exercisable within 60 days of April 25, 2002.

	Shares Owned

	Common			Series A		Series AA-2
	Stock			Preferred Stock		Preferred Stock

	No.		% of Total	No.	% of Total	No.	% of Total
Name and Address of Beneficial Owner	Shares		Outstanding	Shares	Outstanding	Shares	Outstanding

Recreational Holdings, Inc.	4,284,844	(1)	45.8	—	*	—	*
4030 N.E. 25th Avenue Lighthouse Point, Florida 33064
Nomura Securities, Inc.	2,000,000	(2)	21.4	—	*	—	*
2 World Financial Center — Bldg. B New York, New York 10281
Steven Antebi	878,467	(3)	9.3	5,000	25	—	*
10550 Fontanelle Way Los Angeles, California 90077
Marcus Lemonis	19,000		*	—	*	—	*
Lee A. Iacocca	76,667	(4)	*	—	*	—	*
Casey L. Gunnell	3,300		*	—	*	—	*
David A. Kamm	10,000	(4)	*	—	*	—	*
Lee B. Sanders	10,000	(4)	*	—	*	—	*
Ernest B. Davis	500,000		5.3	—	*	—	*
The Stephen Adams Living Trust	754,800	(5)	7.5	15,000	75	15,000	100
2575 Vista del Mar Drive Ventura, California 93001
All officers and directors as a group	619,667		6.5	—	*	—	*

*	Less than 1%

(1)	Based solely on information contained in Schedule 13D/A filed by Recreational Holdings in which Recreational Holdings states its belief that some of the shares for which it is reporting beneficial ownership were initially held of record by Deutsche Bank, of which Nomura Securities is the successor in interest, and as to which Nomura Securities has also reported beneficial ownership. Recreational Holdings reports that it did not voluntarily transfer any of its shares to Nomura Securities.

(2)	Based solely on information contained in Schedule 13G filed by Nomura Securities.

(3)	Includes 102,167 shares issuable upon conversion of 1,258 shares of Sub-Series A-1 Preferred Stock that is presently convertible.

(4)	Represents shares issuable upon exercise of options that are presently exercisable.

(5)	Represents shares issuable upon conversion of 3,774 shares of Sub-Series A-1 Preferred Stock that is presently convertible.

EXECUTIVE COMPENSATION

Report of the Compensation Advisory Committee

      The Compensation Advisory Committee is responsible for setting and administering the policies that govern executive compensation. The Committee currently consists of Mr. Kamm and Mr. Sanders. Prior to his resignation from the Board of Directors in October 2001, Mr. Riley also served on the Compensation Advisory Committee. From March 2001 to June 2001, Mr. Riley also served as our Chief Financial Officer. Mr. Lemonis, our Chief Executive Officer, also serves as an ex-officio member of the Committee. The Compensation Advisory Committee met once during fiscal 2001.

      The Compensation Advisory Committee recommends to the Board of Directors guidelines for administering Holiday’s 1999 Stock Compensation Program and compensation for Holiday’s executive officers. Its primary function is to ensure that Holiday’s compensation program is consistent with its values and aligned with its goals.

     Compensation Philosophy

      The Compensation Advisory Committee determines executive compensation and administers Holiday’s stock option plans with the following goals in mind:

•	Provide a competitive level of total compensation necessary to attract, motivate and retain talented executives;

•	Align the interests of Holiday’s executives with Holiday’s interests by granting stock options, stock appreciation rights and restricted stock awards; and

•	Emphasize variable, performance-based compensation that rewards executives for achieving short-term and long-term goals.

Components of Compensation

      Generally, compensation is structured through a combination of the following:

•	Base Salary — Base salaries are established based upon the individual’s performance and contribution to Holiday. The base salaries of executives in comparable positions in similar companies are taken into account.

•	Annual Incentives — Annual incentive awards are provided to reward contributions to Holiday. Bonuses are determined based on Holiday’s profits and other factors at the discretion of the Chief Executive Officer, based on guidelines established by the Board of Directors.

•	Long-Term Incentive Compensation — Periodically, stock or stock options are granted to Holiday’s executives. These are intended to be a significant portion of the total executive compensation. The grants are intended to align the interests of Holiday’s executives with those of the stockholders. Grants typically permit each executive to acquire Holiday’s common stock at fixed price per share — generally the market price on the grant date — over a specified period of time. The grants provide value to the executive only if the price of the shares appreciates over the option term.

      The size of the grant is based on the executive’s:

•	Position with Holiday;

•	Potential for future responsibility over the option term;

•	Performance in recent periods; and

•	Current holdings of Holiday stock and options.

      The Committee believes that Holiday’s financial performance is a better indicator of executive achievement than its stock price. The Committee examines a number of financial indicators in assessing Holiday’s performance, including:

•	Net sales;

•	Operating income;

•	Net income; and

•	Earnings per share.

      Compensation decisions are not based upon any precise formula, nor is any one factor given greater weight than the other factors.

Chief Executive Officer Compensation

      The Chief Executive Officer participates in the same programs and receives compensation based on the same factors as the other executive officers. However, Mr. Lemonis’ overall compensation reflects a greater degree of policy and decision-making authority and a higher level of responsibility with respect to Holiday’s strategic direction and financial and operational results. Mr. Lemonis’ compensation components for the fiscal year ended October 31, 2001 included the following:

•	Base Salary: Mr. Lemonis’ base salary was determined based on a study of chief executive officer’s compensation in the recreation industry that have financial and corporate characteristics similar to Holiday’s. Mr. Lemonis’ base salary in fiscal 2001 was $94,711.

•	Annual Incentive: Annual incentive is based on relative attainment of Holiday’s annual performance goals. Based on these criteria, Mr. Lemonis was awarded $61,167 in fiscal 2001.

      The Committee believes that the compensation levels of Holiday’s executives, who provide leadership and strategic direction, should consist of (1) base salaries that are commensurate with executives of other comparable public companies and (2) periodic cash bonuses based on achieving specific objectives. These objectives are usually tied to a percentage of Holiday’s profitability.

      The Committee also believes that it should provide executive officers with significant stock-based incentive compensation, which increases in value in direct correlation with improvement in Holiday’s common stock price. Incentive or non-qualified stock options are granted upon appointment as an inducement for employment. Additional incentive or non-qualified stock options are granted if specific goals are achieved.

      Holiday’s executive officers are also eligible to participate in Holiday’s benefit plans that are available to all employees.

Submitted by the Compensation Advisory Committee of the Board of Directors

David A. Kamm
Lee B. Sanders
Marcus A. Lemonis, ex officio

Federal Income Tax Consequences

      Section 162(m) of the Internal Revenue Code limits Holiday to a deduction for federal income tax purposes of not more than $1 million of compensation paid to certain executive officers in a taxable year. Compensation above that amount may be deducted only if it is “performance-based compensation” within the meaning of the Code. The Board of Directors has not established a formal policy for determining which forms of incentive compensation will be designed to qualify as “performance-based compensation.”

Summary Compensation

      The following table sets forth all compensation paid during the last three fiscal years to each person that served as Chief Executive Officer in fiscal 2001 and other executive officers.

	Annual
	Compensation

	Fiscal			All Other		Stock
Name and Principal Position	Year	Salary($)	Bonus($)	Compensation($)		Options#

Michael S. Riley(1)	2001	183,023	—	—		43,000
Chairman of the Board and	2000	204,711	—	—		100,000
Chief Executive Officer	1999	31,673	—	—		125,000
Ronald G. Huneycutt(2)	2001	78,977(3)	—	—		—
Chief Executive Officer, President,	2000	204,326	—	—		100,000
Senior Vice President and Chief Financial Officer	1999	26,500	—	—		125,000
W. Hardee McAlhaney(4)(5)	2001	42,871	—	220,000		—
Chief Executive Officer, President,	2000	148,095	—	171,000		—
Vice President and Chief Financial Officer	1999	102,639	—	597		—
Marcus M. Lemonis(7)	2001	94,711	61,167	3,750	(8)	—
Chairman of the Board, President, Chief Executive Officer, Chief Operating Officer and Secretary
Casey L. Gunnell(9)	2001	59,615	52,084	3,475	(10)	—
President, Chief Financial Officer, Chief Operating Officer and Secretary

(1)	Mr. Riley served as Chief Executive Officer from March 2001 until June 2001.
(2)	Mr. Huneycutt served as Senior Vice President from October 1999 to January 2000. He served as President and Chief Executive Officer from January 2000 to March 2001. Mr. Huneycutt also served as Chief Financial Officer from September 2000 to December 2000 and from January 2001 to March 2001.
(3)
Includes a $424 contribution to Holiday’s 401(k) plan.
(4)	In fiscal 2000, Mr. McAlhaney served as President and Chief Executive Officer until January 2000 when he was appointed Assistant to the Chairman. He also served as Vice President and Chief Financial Officer from October 2000 to January 2001.
(5)	Mr. McAlhaney’s salary amounts include a $634 contribution to Holiday’s 401(k) plan in fiscal 2001, $12,666 in fiscal 2000 and $10,507 in fiscal 1999.
(6)	Other compensation paid to Mr. McAlhaney in 2001 represents $20,000 in cash and 65,000 shares of common stock in connection with the settlement of claims under his employment agreement. The other compensation in 2000 represents the proceeds from selling 100,000 shares back to Holiday. Other compensation in 1999 consists of partial payment of a life insurance premium whose sole beneficiary is Mr. McAlhaney’s designee. There is no cash surrender value.
(7)	Mr. Lemonis served as President from March 2001 to October 2001. Mr. Lemonis has served as Chief Executive Officer since June 2001 and as Chairman of the Board since October 2001. Mr. Lemonis also served as Secretary from March 2001 to October 2001 and as Chief Operating Officer from March 2001 to June 2001.
(8)
Represents relocation expenses.
(9)	Mr. Gunnell has served as Chief Financial Officer since May 2001 and as President and Secretary since October 2001. Mr. Gunnell has also served as Chief Operating Officer since June 2001.
(10)	Represents reimbursement for health insurance premiums.

Employment, Termination and Severance Agreements

      Holiday does not currently have any employment agreements with any of its executive officers. Previously, it entered into an employment agreement with Mr. McAlhaney, who most recently served as Holiday’s Vice President and Chief Financial Officer. Mr. McAlhaney resigned from Holiday in January 2001. Mr. McAlhaney’s employment agreement provided for a $250,000 termination payment, which Holiday disputed. In July 2001, Holiday and Mr. McAlhaney reached a settlement agreement under which Holiday paid Mr. McAlhaney $20,000 in cash and transferred to him 65,000 shares of common stock. In connection with the settlement, Holiday recorded $220,000 in compensation expense.

Option Grants in Fiscal 2001

      The following table sets forth information concerning stock option grants made during the fiscal year ended October 31, 2001, to the individuals named in the Summary Compensation Table. There were no grants of stock appreciation rights, or SARs, during the year.

	Individual Grants				Potential Realizable
Value at Assumed
	Number of	Percent of			Annual Rates of Stock
	Securities	Total Options			Price Appreciation for
	Underlying	Granted to	Exercise or		Option Term
	Options	Employees in	Base Price	Expiration
Name	Granted(#)	Fiscal Year	($/sh)	Date	5%($)	10%($)

Michael S. Riley	43,000	5.9%	$4.00	11/18/11	$108,170	$274,124

Option Exercises in Fiscal 2001 and Fiscal Year-End Option Values

      No options were exercised during fiscal 2001 and all outstanding unexercised options had exercise prices in excess of the fair market value of a share of common stock in fiscal 2001.

Compensation Committee Interlocks and Insider Participation

      During fiscal 2001, Mr. Riley served on the Compensation Committee until his resignation in October 2001. From March to June 2001, Mr. Riley also served as Holiday’s Chief Executive Officer.

STOCK PERFORMANCE GRAPH

      Holiday’s performance peer group consists of eight publicly owned retail companies with a market capitalization similar to Holiday’s. Holiday selected the market capitalization criteria for determining a peer group for stockholder return analysis because there is no published industry or line-of-business index comparable to Holiday’s. The peer group consists of FFP Partners LLP, Foodarama Stores, Inc., Pubco Corp., Sieber Financial Corp., Sound Advice Inc., Uni Marts Inc. and Village Supermarket, Inc. Holiday believes that the graph comparison is not on a comparable basis and is not meaningful.

Comparison of Five-Year Cumulative Total Return

Among Holiday RV Superstores, Inc., S&P SmallCap 600 Index and Peer Group*

*	Assuming that the value of the investment in Holiday common stock and each index was $100 on October 31, 1996 and that all dividends were reinvested, this graph compares Holiday’s cumulative total return — based on common stock price and dividends — plotted on an annual basis, with Holiday’s performance peer group’s cumulative total returns and the SmallCap 600 Index — a performance indicator of the overall stock market.

	1996	1997	1998	1999	2000	2001

S&P Small Cap 600	100	137.96	144.38	178.38	190.37	162.83
Peer Issuers	100	105.83	115.94	116.38	124.74	141.49
Holiday	100	103.33	109.04	111.66	118.30	103.61

CERTAIN TRANSACTIONS

      During the first quarter of fiscal 2001, Imperial Group Holdings, LLC, a Florida limited liability company, loaned $500,000 to Holiday under the terms of an unsecured promissory note due on or before January 31, 2003. William Curtis, a director of Holiday until his resignation in October 2001, is the manager and a member of Imperial and Mr. Riley, a director of Holiday until his resignation in October 2001 and Holiday’s Chief Executive Officer from March to June of fiscal 2001, is also a member of Imperial. The note’s interest rate is 6.75% with interest and principal due at maturity. The outstanding principal balance was $340,000 at October 31, 2001.

      In June 2001, Imperial transferred 65,000 shares of our common stock to Mr. McAlhaney in connection with the settlement agreement entered into between Holiday and Mr. McAlhaney upon his termination as Holiday’s Chief Financial Officer. In connection with the transfer of shares, Holiday issued to Imperial an unsecured note with a principal amount of $200,000, the fair market value of the shares on the date of transfer. A portion of this amount was offset through the transfer of recreation and marine vehicles to Imperial at their book value.

      In January 2002, we agreed to convert all but $128,000 of the combined remaining debt to Imperial into common stock at a per share conversion price to be determined. The remaining balance was assigned by Imperial to Mr. Lemonis, our current Chief Executive Officer, in settlement of obligations unrelated to Holiday. In connection with the assignment, Mr. Lemonis agreed to eliminate the interest charge and to structure a repayment schedule to fit within our cash flow parameters. In April 2002, the remaining balance was paid in full.

AUDIT COMMITTEE REPORT

      The audit committee reviews Holiday’s financial reporting process on behalf of the Board of Directors. In fulfilling its responsibilities, the Committee: (1) has reviewed and discussed the audited financial statements contained in the Amendment No. 2 to the Annual Report on Form 10-K/A for the fiscal year ended October 31, 2001 with Holiday’s management and PricewaterhouseCoopers LLP, Holiday’s independent auditors; (2) has discussed with the independent auditors the matters required to be discussed by SAS 61 as currently in effect; (3) has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect; (4) has discussed with PricewaterhouseCoopers LLP the independent auditor’s independence and (5) has considered whether the provision of non-audit services is compatible with maintaining PricewaterhouseCoopers LLP’s independence.

      Management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States.

      Based on the review and discussions described above, the Audit Committee recommended to the Board, and the Board approved, the inclusion of the audited financial statements described in the report of PricewaterhouseCoopers LLP dated January 25, 2002, except as to Notes 17 and 18 for which the date is March 21, 2002, in Holiday’s Annual Report on Amendment No. 2 to Form 10-K/A for the fiscal year ended October 31, 2001 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors

Lee B. Sanders, Chairman
David A. Kamm

PROPOSAL 10:

OTHER MATTERS

      Management is not aware of any other matters that will be presented for action at the Annual Meeting. If a stockholder presents a proper item of business for stockholder action, the matter would be entitled to be voted upon at the meeting. If any such stockholder proposals or other matters properly come before the Annual Meeting, it is intended that the shares represented by proxies will be voted in accordance with the judgment of the persons authorized to vote them.

By Order of the Board of Directors

CASEY L. GUNNELL,
President, Chief Financial Officer and Secretary

Dated: May 31, 2002

      A copy of Holiday’s Amendment No. 2 to Annual Report on Form 10-K/A for the fiscal year ended October 31, 2002, as filed with the Securities and Exchange Commission, excluding exhibits, may be obtained without charge by writing to Holiday’s secretary at Holiday’s principal executive office shown on the first page of this Proxy Statement.

INCORPORATION BY REFERENCE

      The SEC allows us to incorporate by reference certain information otherwise required to be included in this Proxy Statement if the information is included in the Annual Report and is delivered to our stockholders with the Proxy Statement.

      The following information is incorporated by reference to our Annual Report to Stockholders that is being delivered to you on or about May 12, 2002 along with this Proxy Statement:

•	Consolidated Financial Statements of Holiday RV Superstores, Inc. and Subsidiaries included in Amendment No. 2 to the Annual Report on Form 10-K/A for the fiscal year ended October 31, 2001;

•	Management’s Discussion and Analysis of Financial Condition and Results of Operations included in Amendment No. 2 to the Annual Report on Form 10-K/A for the fiscal year ended October 31, 2001; and

•	Quantitative and Qualitative Disclosures About Market Risk included in Amendment No. 2 to the Annual Report on Form 10-K/A for the fiscal year ended October 31, 2001.

APPENDIX A-1

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Shareholders and Board of Directors of

Holiday RV Superstores, Inc.

      In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, shareholders’ equity and cash flows present fairly, in all material respects, the financial position of Holiday RV Superstores, Inc. and its subsidiaries at October 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended October 31, 2001 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      As discussed in Note 2 to the financial statements, in 2001, the Company changed its method of accounting for certain revenues to conform to the U.S. Securities and Exchange Commission Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements”.

      As discussed in Note 18 to the financial statements, the Company has restated its financial statements as of and for the fiscal year ended October 31, 2001, to defer recognition of commissions earned on extended warranty and service contracts.

      The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Notes 2 and 9 to the financial statements, the Company does not have a definitive agreement in place with its primary floor plan lender to cover their floor plan financing requirements. Additionally, the Company has incurred significant net losses during the fiscal years ended October 31, 2001 and 2000 and has net cash outflows from operations that may require additional funding. These circumstances raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

PRICEWATERHOUSECOOPERS LLP

Fort Lauderdale, Florida
January 25, 2002 except as to Notes 17 and 18 for which the date is
March 21, 2002

A-1

PROXY	PROXY

Holiday RV Superstores, Inc.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

June 21, 2002

     The undersigned hereby Marcus A. Lemonis and Casey L. Gunnell, or either of them, each with power of substitution, to attend and to represent the undersigned at the Annual Meeting of Stockholders of Holiday RV Superstores, Inc. (“Holiday”) to be held at The Westin Fort Lauderdale, 400 Corporate Drive, Fort Lauderdale, Florida 33304 on June 21, 2002 at 10:00 a.m. local time or at any adjournment or postponement thereof, and to vote the number of shares of stock of Holiday the undersigned would be entitled to vote if personally present at the meeting in accordance with the instructions on this proxy card. Any proxy previously given by the undersigned with respect to such stock is hereby revoked.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF HOLIDAY.

     THE SHARES WILL BE VOTED AS DIRECTED ON THE REVERSE. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR ELECTION, FOR THE AMENDMENT OF THE CERTIFICATE OF INCORPORATION, FOR APPROVAL OF THE CONVERSION RIGHTS OF THE SUB-SERIES A-2 PREFERRED STOCK AND THE SERIES AA-2 PREFERRED STOCK, FOR APPROVAL OF THE CONVERSION RIGHTS OF THE $1.6 MILLION NOTE, FOR APPROVAL OF THE EXERCISE RIGHTS OF THE WARRANTS, FOR APPROVAL OF THE PROPOSAL TO AUTHORIZE THE BOARD OF DIRECTORS TO EFFECT THE REVERSE STOCK SPLIT AND FOR APPROVAL OF THE INDEPENDENT PUBLIC ACCOUNTANTS. IF ANY OTHER MATTERS ARE PROPERLY BROUGHT BEFORE THE ANNUAL MEETING, PROXIES WILL BE VOTED ON THESE MATTERS AS THE PROXIES NAMED HEREIN MAY DETERMINE IN THEIR SOLE DISCRETION.

(Continued and to be signed on reverse side)

á  FOLD AND DETACH HERE  á

Holiday RV Superstores, Inc.

PLEASE MARK VOTE IN SQUARE IN THE FOLLOWING MANNER USING DARK INK ONLY: X

	For	Against	Abstain

1. Approve the amendment of Certificate of Incorporation to increase the number of authorized shares of common stock from 23,000,000 to 38,000,000.	☐	☐	☐

2.    Approve the amendment to the Certificate of Incorporation to provide that each share of Series A Preferred Stock will vote together with the common stock on an as-converted basis, as if each share was converted into 85.5 shares of common stock.
	☐	☐	☐

3.    Approve the amendment to the Certificate of Incorporation to provide that each share of Series AA-2 Preferred Stock will vote together with the common stock on an as-converted basis as if each share was converted into 200 shares of common stock.
	☐	☐	☐

4. Approve the right of each Sub-Series A-2 Preferred Stock and Series AA-2 Preferred Stock to be converted into common stock at an initial conversion price of $0.50 per share.	☐	☐	☐

5.    Approve the right of the note holder to convert the $1.6 million note into shares of common stock at a per share price equal to the lesser of $0.50 per share or the fair market value of the common stock on the before conversion.
	☐	☐	☐

6. Approve the right of the holders of warrants issued in private placements in January and March 2002 to exercise their warrants.	☐	☐	☐

7.    Approve the proposal to authorize the Board of Directors to amend the Certificate of Incorporation, if the Board deems it necessary, to effect a reverse stock split on the basis of one of the following ratios:
	☐	☐	☐

A. One share in exchange for every five shares,

B. One share in exchange for every seven shares, or

C. One share in exchange for every ten shares.

8. Approve the appointment of PricewaterhouseCoopers LLP as independent auditors of Holiday for the fiscal year ending October 31, 2002.	☐	☐	☐

9. Election of Directors: Nominees for Class II Directors:	For	Withhold Authority

Lee B. Sanders	☐	☐

Casey L. Gunnell	☐	☐

Authority is hereby given to the proxies identified on the front of this card to vote in their discretion upon such other business as may properly come before the meeting or at any adjournment or postponement thereof.

The undersigned hereby acknowledges receipt of: (a) Notice of Annual Meeting of Stockholders of Holiday, (b) accompanying Proxy Statement and (c) Amendment No. 2 to Annual Report on Form 10-K/A for the fiscal year ended October 31, 2001.

Dated:	, 2002

Signature(s):

Please sign exactly as your name appears on your stock certificate.

á  FOLD AND DETACH HERE  á

YOUR VOTE IS IMPORTANT!

PLEASE MARK, DATE AND SIGN THIS PROXY AND RETURN IT

IN THE ENCLOSED ENVELOPE.